Exhibit 10.1

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of May 2, 2019 (this “Agreement”), is entered into by and among Misonix, Inc., a New York corporation (“Motor”) and the undersigned signatories set forth on the signature pages hereto under the heading “Supporting Surge Unitholders” (collectively, the “Supporting Surge Unitholders”). Motor and the Supporting Surge Unitholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of the Supporting Surge Unitholders is the beneficial or record owner, and has either sole voting power or shared voting power with other Supporting Surge Unitholders over, such number of membership interests in Solsys Medical, LLC, a Delaware limited liability company (“Surge”) (the “Surge Units”) as is indicated opposite each such Supporting Surge Unitholder’s name on Schedule A attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Motor, New Misonix, Inc., a New York corporation and wholly owned subsidiary of Motor (“ParentCo”), Reincorp. Merger Sub One, Inc., a New York corporation and a direct, wholly owned subsidiary of ParentCo, Surge Sub Two, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ParentCo (“Merger Sub Two”), Surge and, solely in his capacity as the representative for the equityholders of Surge, Greg Madden, an individual resident of the State of Massachusetts, are entering into an Agreement and Plan of Merger (such agreement, as amended from time to time, the “Merger Agreement”), that provides, among other things, for the merger of Merger Sub Two with and into the Surge, pursuant to which Surge will be the surviving corporation (such transaction, the “Combination Merger”);

WHEREAS, as a condition and an inducement to Motor’s willingness to enter into the Merger Agreement, Motor has required that the Supporting Surge Unitholders agree, and the Supporting Surge Unitholders have agreed, to enter into this Agreement with respect to all Surge Units that the Supporting Surge Unitholders Beneficially Own (as defined below); and

WHEREAS, Motor desires that the Supporting Surge Unitholders agree, and the Supporting Surge Unitholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote their Subject Securities to approve and adopt the Merger Agreement and the Combination Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have their respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the same meanings assigned to them in this Section 1 or elsewhere in this Agreement.

(a)	“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own shall also include record ownership of securities.

(b)	“Beneficial Owners” means Persons who Beneficially Own the referenced securities.

(c)	“Expiration Time” means the earlier to occur of (i) the Combination Merger Effective Time, (ii) such date and time as the Merger Agreement is validly terminated in accordance with the terms and provisions thereof, or (iii) the termination of this Agreement by mutual written consent of the Parties.

(d)	“Permitted Transfer” means, in each case, with respect to each Supporting Surge Unitholder, so long as (i) such Transfer is in accordance with applicable Law and such Supporting Surge Unitholder is, and at all times has been, in compliance with this Agreement and (ii) any Transfer of Subject Securities by the Supporting Surge Unitholder to another Supporting Surge Unitholder or to an Affiliate of such transferring Supporting Surge Unitholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Motor, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations hereof and otherwise become a party for all purposes of this Agreement.

(e)	“Subject Securities” means, collectively, all Surge Units and New Surge Units.

(f)	“Transfer” means (i) any direct or indirect offer, sale, tender pursuant to a tender or exchange offer, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Supporting Surge Unitholder), disposition, or other transfer (including by merger, consolidation or otherwise by operation of law), either voluntary or involuntary, or entry into any contract, option, or other arrangement or understanding with respect to any offer, sale, tender pursuant to a tender or exchange offer, lease, assignment, encumbrance, loan, pledge, hypothecation (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Supporting Surge Unitholder), disposition, or other transfer (including by merger, consolidation or otherwise by operation of law), of any Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest or interest in any Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest (or any security convertible into or exchangeable for such Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest), including in each case through the transfer of any Person or any interest in any Person or (ii) in respect of any Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest or interest in any Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest, to enter into any swap or any other agreement, transaction, or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest or interest in Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest, whether any such swap, agreement, transaction, or series of transactions is to be settled by delivery of securities, in cash, or otherwise.

2.	Agreement to Retain Subject Securities.

(a)	Transfer and Encumbrance of Subject Securities. Other than Permitted Transfers, from and after the date hereof until the Expiration Time, each Supporting Surge Unitholder agrees that it shall not, with respect to any Subject Securities Beneficially Owned by such Supporting Surge Unitholder, (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein or to grant a revocable proxy to Surge’s proxy holders to vote or cause to be voted the Subject Securities in accordance with this Agreement) or power of attorney with respect thereto.

(b)	Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining, or otherwise prohibiting the Supporting Surge Unitholders or their Affiliates from (i) consummating the Transactions or (ii) taking any action pursuant to Section 3 or Section 4, then (A) the obligations of each Supporting Surge Unitholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (ii), solely to the extent such order restrains, enjoins, or otherwise prohibits such Supporting Surge Unitholder from taking any such action, and (B) for so long as such order is in effect, each Supporting Surge Unitholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such Supporting Surge Unitholder on the Transactions is requested. Notwithstanding anything to the contrary in this Section 2(b), the restrictions set forth in Section 2(a) shall continue to apply with respect to the Subject Securities until the Expiration Time.

(c)	Additional Purchases; Adjustments. Each Supporting Surge Unitholder agrees that any Surge Units and any Equity Interest of Surge that such Supporting Surge Unitholder purchases or otherwise acquires (including pursuant to its exercise of preemptive rights or as a result of a unit split, reverse unit split, stock dividend or distribution or any change in Surge Units by reason of a merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or similar transaction) or with respect to which such Supporting Surge Unitholder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (the “New Surge Units”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Surge Units, and such Supporting Surge Unitholder shall promptly notify Motor of the existence of any New Surge Units.

(d)	Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Supporting Surge Unitholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities, and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.	Agreement to Vote and Approve.

(a)	Approval. From and after the date hereof until the Expiration Time, each Supporting Surge Unitholder irrevocably and unconditionally agrees that it shall:

(i)	at any meeting of the Surge Unitholders, however called, with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Surge Unitholders with respect to any of the following, each Supporting Surge Unitholder (A) shall appear at each such meeting (in person or by proxy) or otherwise cause the Subject Securities that the Supporting Surge Unitholder Beneficially Owns to be counted as present thereat for purposes of calculating a quorum and (B) shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote all of the Subject Securities the Supporting Surge Unitholder Beneficially Owns for (1) the approval and adoption of the Merger Agreement, the Combination Merger and the other Transactions and (2) any proposal to adjourn or postpone such meeting of the Surge Unitholders to a later date if there are not sufficient votes to adopt the Merger Agreement;

(ii)	at any meeting of the Surge Unitholders, however called, with respect to any of the following matters, and at every adjournment or postponement thereof, and on any action or approval by written consent of the Surge Unitholders with respect to any of the following matters, each Supporting Surge Unitholder (A) shall appear at each such meeting or otherwise cause the Subject Securities that the Supporting Surge Unitholder Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (B) shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities that the Surge Stockholder Beneficially Owns against (1) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article V of the Merger Agreement not being satisfied, (2) any Acquisition Proposal, (3) any action which could reasonably be expected to prevent, impede, interfere with, discourage, delay, postpone, or materially adversely affect the consummation of the Transactions, including the Combination Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Motor or the Motor Shareholders, and (4) any action which could reasonably be expected to result in a breach of any representation, warranty, covenant, or agreement of Surge in the Merger Agreement.

4.	Irrevocable Proxy. By execution of this Agreement, each Supporting Surge Unitholder hereby appoints and constitutes Motor, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Supporting Surge Unitholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy, pursuant to Section 18-204 of the DLLCA), to the fullest extent of such Supporting Surge Unitholder’s rights with respect to the Subject Securities Beneficially Owned by such Supporting Surge Unitholder, to vote (or exercise a written consent with respect to) such Subject Securities solely with respect to the matters set forth in Section 3 hereof and each Supporting Surge Unitholder shall retain the authority to vote its Subject Securities on all other matters; provided, however, that the foregoing shall only be effective if such Supporting Surge Unitholder fails to be counted as present, to consent, or to vote such Supporting Surge Unitholder’s Subject Securities, as applicable, in accordance with this Agreement.

5.	Representations and Warranties of the Supporting Surge Unitholders. Each Supporting Surge Unitholder hereby severally, but not jointly, represents, warrants and covenants to Motor as follows:

(a)	Organization; Due Authority. Such Supporting Surge Unitholder has the full power and authority to make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly authorized, and no other action on the part of such Supporting Surge Unitholder is necessary to authorize the execution and delivery of this Agreement by the Supporting Surge Unitholder. This Agreement has been validly executed and delivered by such Supporting Surge Unitholder and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of such Supporting Surge Unitholder enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)	Ownership of the Surge Units. As of the date hereof, such Supporting Surge Unitholder (i) Beneficially Owns the Surge Units indicated on Schedule A hereto opposite such Supporting Surge Unitholder’s name, free and clear of any and all Liens, other than those created by this Agreement, and (ii) has sole voting power over all of the Surge Units Beneficially Owned by such Supporting Surge Unitholder. As of the date hereof, such Supporting Surge Unitholder does not Beneficially Own any Surge Units, Equity Appreciation Right, Profits Interest or other Equity Interest of Surge other than the Surge Units set forth on Schedule A opposite such Supporting Surge Unitholder’s name. As of the date hereof, such Supporting Surge Unitholder does not Beneficially Own any rights to purchase or acquire any Equity Interests of Surge.

(c)	No Conflict; Consents.

(i)	The execution and delivery of this Agreement by such Supporting Surge Unitholder does not, and the performance by such Supporting Surge Unitholder of its obligations under this Agreement and the compliance by such Supporting Surge Unitholder with any provisions hereof do not and will not: (A) conflict with or violate any Law applicable to such Supporting Surge Unitholder; (B) if the Supporting Surge Unitholder is an entity, violate any provision of the certificate of incorporation or bylaws or similar organizational or governing documents of such Supporting Surge Unitholder; or (C) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien on any of the Surge Units Beneficially Owned by such Supporting Surge Unitholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation, or any order, arbitration award, judgment or decree, to which such Supporting Surge Unitholder or an Affiliate is a party or by which such Supporting Surge Unitholder or an Affiliate is bound.

(ii)	No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person, is required by or with respect to such Supporting Surge Unitholder or an Affiliate in connection with the execution and delivery of this Agreement or the performance by such Supporting Surge Unitholder of its obligations hereunder.

(d)	Absence of Litigation. There is no Proceeding pending against, or, to the knowledge (after reasonable inquiry) of such Supporting Surge Unitholder, threatened against or affecting, such Supporting Surge Unitholder or an Affiliate that could reasonably be expected to materially impair or materially adversely affect the ability of such Supporting Surge Unitholder to perform such Supporting Surge Unitholder’s obligations hereunder on a timely basis.

6.	Termination. This Agreement shall terminate immediately at, and shall have no further force or effect as of and following, the Expiration Time, provided, however, that the termination of this Agreement shall not relieve any Party from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement occurring prior to such termination.

7.	Notice of Certain Events. Each Supporting Surge Unitholder shall notify Motor in writing promptly of (a) any fact, event, or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Supporting Surge Unitholder under this Agreement and (b) the receipt by such Supporting Surge Unitholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any Party.

8.	No Solicitation. Other than with Motor and its Affiliates, from and after the date hereof until the Expiration Time, each Supporting Surge Unitholder shall not (and shall not authorize or permit any of its Representatives or Affiliates to) directly or indirectly: (a) solicit, initiate or take any action to facilitate or encourage or induce the making of, submission or announcement of, any inquiries or any proposal or offer from any Person related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer from any Person; (b) other than informing Persons of the existence of this Section 8, furnish any information regarding Surge to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction; (d) approve, endorse or recommend any Acquisition Transaction; (e) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction; or (f) enter into any letter of intent or similar document or any other Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction. Each Supporting Surge Unitholder shall immediately cease and cause to be terminated any discussions or negotiations with any Person and its Representatives related to the foregoing activities.

9.	Waiver of Certain Actions. Each Supporting Surge Unitholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Motor, ParentCo, Surge, or any of their respective Affiliates or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any duty of the Surge Board, the Motor Board or the ParentCo Board in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby. Each Supporting Surge Unitholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any dissenters’ rights, appraisal rights or similar rights under the DLLCA or other applicable Law.

10.	Miscellaneous.

(a)	Expenses. All expenses incurred by the Parties will be borne solely and entirely by the Party which has incurred the same.

(b)	Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Motor, addressed to it at:

Misonix, Inc.

1938 New Highway

Farmingdale, NY 11735

Attention: Stavros Vizirgianakis

Email: svizirgianakis@misonix.com

with a copy to (for information purposes only):

Jones Day

3161 Michelson Drive, Suite 800

Irvine, CA 92612

Attention: Jonn R. Beeson

Email: jbeeson@jonesday.com

If to any Supporting Surge Unitholder, to it at the mailing or email address set forth on the signature pages hereto.

or such other address as such Party may have given to the other Parties by notice pursuant to this Section 10(b). Notice shall be deemed given on (i) the date such notice is personally delivered, (ii) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems, or (iii) immediately when sent by facsimile or electronic mail, prior to 5:00 p.m. (in the time zone of the receiving party) on a Business Day, and when sent outside of such hours, at 9:00 a.m. (in the time zone of the receiving party) on the next Business Day.

(c)	Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(d)	Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)	Entire Agreement. This Agreement, together with the other documents delivered pursuant hereto constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

(f)	Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

(g)	Assignment. This Agreement will not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties, and, subject to the preceding clause, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assigns.

(h)	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(i)	This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement shall also be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(ii)	Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the supreme court of the State of Delaware, or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested only in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such court, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(iii)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(i)	Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) Motor and (ii) the applicable Supporting Surge Unitholder against whom enforcement is sought. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(j)	Counterparts; Electronic Delivery. This Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

(k)	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in any court referred to in Section 10(h), without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

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IN WITNESS WHEREOF, Motor and the Supporting Surge Unitholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MISONIX, INC.

By:	/s/ Stavros Vizirgianakis
Name:	Stavros Vizirgianakis
Title:	Chief Executive Officer

ALLAN STALEY

By:	/s/ Allan Staley
Name:	Allan Staley

LINWOOD STAUB

By:	/s/ Linwood Staub
Name:	Linwood Staub

DR. ARTI MASTURZO

By:	/s/ Arti Masturzo
Name:	Dr. Arti Masturzo

[Signature Page to Surge Support Agreement]

Schedule A

Supporting Surge Unitholder	Surge Units
Allan Staley	2,087,421.2000 Common Units 3,149,576.9252 Series F Units
Linwood Staub	102,564.0000 Common Profit Interest Units 1,325,741.000 Common Profit Interest Units 62,418.2000 Series B Preferred Units 2,699,637.3644 Series F Profit Interest Units
Arti Masturzo	1,349,818.6822 Series F Profit Interest Units